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Exhibit 10.17

BARRETT BUSINESS SERVICES INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter called "Agreement") is dated September 25th, 2001, and effective October 1st, 2001, between Barrett Business Services, Inc., a Maryland corporation (hereinafter called "Company"), and Michael Elich ("Employee").

In consideration of the mutual promises and covenants exchanged between Company and Employee, the parties hereto agree as follows:

1. EMPLOYMENT

Employee enters into an employment relationship with the Company in the capacity of Director of Business Development whose principal duties shall be to market and sell the Company's services to businesses in territories assigned by the Company's CEO. Employee shall also perform other related duties that may he assigned from time to time by Company's management.

2. TERM

Company agrees to employ the above named person for a term commencing on October 1, 2001, and continuing until termination in accordance with paragraph 5.

3. COMPENSATION

Employee shall be paid a salary of $120,000 per annum, payable bi-weekly.

Each pay period is distinct and severable, and employment for any part of a pay period or a year shall not be deemed to entitle Employee to salary for more than the actual hours worked by Employee. Further, the compensation to Employee may be modified without affecting the remaining terms, conditions and covenants in this Agreement. In the event of termination in the middle of any period, the Employee's compensation will be prorated to the date of termination.

4. PERFORMANCE OF DUTIES/RESTRICTIONS ON EMPLOYMENT

Employee shall perform the work assignment in a careful, diligent, and good faith manner. Employee shall adhere to the business of the Company and shall engage in no other business venture on a full or part-time basis or perform any other business or employment activities during Company's normal business hours. While in the employ of Company, Employee agrees not to organize or engage, in any manner (directly or indirectly), in a business in competition with Company's business.

5. TERMINATION

        5.1    Termination by Notice.    Employment under this Agreement may be voluntarily terminated by Employee or Company upon notice to the other party. There is no promise of any sort, implied or otherwise, of employment for a specified or assumed amount of time.

        5.2    For Cause.    Employment under this Agreement may be terminated in the sole discretion and determination of the Company upon the occurrence of any one or more of the following events:

        a.     Employee willfully and continually refuses to comply with the policies, standards, and regulations of Company as established.

        b.     Employee fails or refuses to faithfully or diligently perform under the provisions of the Agreement or the usual and customary duties which have been assigned to Employee from time to time.

        c.     Employee shall be guilty of fraud, dishonesty, or other act of misconduct in the rendering of services for or on behalf of the Company.

        5.3    Without Cause.    In the event of any circumstance which causes William W. Sherertz to relinquish his management position as President and CEO of Employer ("Change in Management") and Employee's employment is terminated other than For Cause, then Employer shall pay to Employee an amount equal to one (1) times his then-current annual base salary in a lump sum within three (3) days of the date of termination of employment. If Employee voluntarily terminates employment with Employer within 90 days of a "Change in Duties" related to a Change in Management, Employer shall be deemed to have terminated Employee's employment other than For Cause, then Employer shall pay to Employee an amount equal to one (1) times his then-current annual base salary in a lump sum within three (3) days of the date of termination of employment. Change in Duties shall mean any one or more of the following:

        a.     a significant change in the nature or scope of Employee's title, responsibilities, authorities, or duties from those applicable as of the date of this Agreement;

        b.     a significant diminution in Employee's eligibility to participate in bonus, stock option, incentive awards, and other compensation plans;

        c.     a significant diminution in employee benefits, including, but not limited to, medical and dental insurance, and perquisites applicable to Employee, from the employee benefits and perquisites to which he was entitled as of the date of this Agreement; provided, however, Employer may modify and amend the group benefit plans offered to its employees including Employee, without violating the terms of this paragraph 5.3 (c);

        d.     a change in the location of Employee's principal place of employment by Employer by more than 30 miles from Portland, Oregon; or

        e.     significant violation of any of the Employer's material duties or obligations under this Agreement.

6.    BINDING AUTHORITY

Employee does not have the authority to bind the Company to the performance of any contract or action whatsoever without Company's written permission therefore.

7.    DISCLOSURE OF INFORMATION

Employee is aware that Company is engaged in the business of recruiting and staffing personnel for Company's business accounts, and that they (as employees of the Company) are engaged to perform services on a short- or long-term basis to fulfill the needs of the Company accounts. Employee recognizes that the methods utilized by Company in the conduct of its business; the list of Company's accounts as they may exist from time to time, the Company's rates of pay, profit margins, recruiting methods and its inventory lists of employees (present and former) are valuable, special, and unique assets of the Company.

Employee will not, during the term of this Agreement or at any time thereafter, disclose any accounts or employee lists, special methods or any part thereof, business practices, or any other confidential or proprietary information to any person, firm, corporation or other entity for any reason or purpose whatsoever. Employee will not furnish to anyone or retain for personal use any documents or materials relating to the Company's business which were acquired while in the employ of Company and will return to Company immediately upon termination of this Agreement or upon termination of Employee's employment by Company, and all such documents and materials, including, but not limited to, correspondence, letters, manuals, contracts, reports, price lists, mailing lists, account lists, supplies lists, monies, supplies, employee lists, employee files, and all other Company material and records of any kind then in the possession of the Employee. Employee will not participate in any acts to induce any account or employee of the Company to do anything which might result in disadvantage to the Company.

In the event of a breach or threatened breach by the Employee of the provision of this Paragraph 7, Company shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, any of such information or from rendering any services to any person, firm corporation or other entity to whom such confidential and/or proprietary information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Employee. The provisions of this paragraph shall survive any termination of this Agreement.

8.    NATURE OF EMPLOYER'S BUSINESS: EMPLOYEE'S COVENANTS

Company agrees to instruct and train Employee through special on-the-job instruction when it is, at management's sole discretion, determined necessary and/or appropriate in order to develop him/her into a fully qualified and effective worker. Employee acknowledges that employment with the Company will, of necessity, provide him/her with specialized training and knowledge which, if used in competition with the Company, could cause serious economic harm to the Company. Employee further acknowledges that he/she will be placed in a close business and personal relationship with accounts and employees of the Company. Therefore, Employee agrees as follows:

        a.     For a period of eighteen (18) months after Employee is no longer employed by Company, either for cause as defined in Paragraph 5.2, without cause as defined in Paragraph 5.3, or by willful termination of employment by Employee, Employee will not engage (directly or indirectly), as a proprietor, stockholder, partner, officer, employee or otherwise, in any business which is engaged in or competitive with the business of Company in any geographic area where Company has done business during the three months preceding such termination of employment.

        b.     For a period of eighteen (18) months after Employee is no longer employed by Company, irrespective of the reason for termination of employment with the Company, Employee will not knowingly or willfully, directly or indirectly, as proprietor, stockholder, partner, officer, employee or otherwise, divert or attempt to divert from Company, any customer of Company, or sell, offer to sell to, or solicit from any person, firm or other entity which was a customer of Company any business competitive with the business of Company.

For purposes of this section, the term "customer" shall mean (i) any person or entity who was a customer of the Company at any time during the one-year period prior to the date of termination of Employee's employment, and (ii) any prospective customer to whom, during the one year prior to the date of termination of Employee's employment the Company had made a formal offer of services (not including advertisements and other generalized mailings made to a wide range of potential customers), or Employee had personally made an offer of services.

        c.     For a period of eighteen (18) months after Employee is no longer employed by Company, irrespective of the reason for termination of employment with the Company, Employee will not directly or indirectly, approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company, or employ or attempt to employ any such person or any person who at any time during the preceding two weeks was in the employ of the Company. Employee further agrees not to aid, assist or counsel any other person, firm or corporation to do any of the acts mentioned in this subparagraph.

        d.     The parties hereto specifically agree that the scope (area and duration) of the restrictive covenants contained in subparagraphs 8a, b, and c are fair and reasonable and are not broader as to areas and duration than are reasonably necessary for the protection of Company's business and do not impose undue hardship on Employee. If the provisions of subparagraphs 8a, b, and c exceed the time the Employee was employed by the Company, then such period will be reduced to equal time Employee was employed by Company. With respect to and as used in subparagraphs 8a, b, and c, business competitive with the business of Company includes all aspects of Company's business during the time of Employee's employment by Company.

If any of the terms of the covenants set forth in this paragraph 8 are deemed or determined to be too broad to be enforceable at law or otherwise, then the area and/or length of time (as the case may be) shall be reduced to such area and/or time (as the case may be) as a court of competent jurisdiction shall deem enforceable, and the parties hereto agree that the court shall enforce such periods and areas of restriction as deemed to be reasonable by said court even if more broadly stated herein. Compliance with the provisions of this paragraph 8 is a material condition to the Company's hiring and/or retaining the services of Employee. Employee further agrees to indemnify and hold harmless the Company from all damages, expenses and costs, including reasonable attorneys' fees, related to the Employee's breach of and/or Company's enforcement of any of the provisions of this Paragraph 8.

8.    NATURE OF EMPLOYER'S BUSINESS: EMPLOYEE'S COVENANTS (continued)

If the Employee violates any of the restrictive covenants contained in the Paragraph 8, and Company brings legal action for injunctive or other relief, Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenants. Accordingly, the restrictive covenants contained in this Paragraph 8 shall be deemed to have the duration specified above, computed from the date such relief is granted but reduced by the time expired between the date the period of restriction began to run and the date of the first violation of the restrictive covenant. The covenants not to compete on the part of Employee contained in this Paragraph 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Company of such covenants not to compete. The provisions of this Paragraph 8 shall survive any termination of this Agreement.

9.    INJUNCTIVE RELIEF

The parties agree that any breach or evasion of any of the material terms and conditions of this Agreement by Employee will cause immediate and irreparable injury to the Company, the exact extent of which may be difficult to ascertain in a monetary award, and therefore, Company may enforce its rights under this Agreement in any court of competent jurisdiction of specific performance or injunctive relief (including temporary restraining orders) in addition to any other rights, damages, or remedies Company may have at laws or equity. The provisions of this paragraph shall survive any termination of this Agreement.

10.    HEADINGS

The paragraph headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of the Agreement or any provisions thereof.

11.    WAIVER

A waiver of any breach of the terms and conditions of this Agreement shall not be considered to be a modification of any provision nor shall such waiver act to bar the enforcement of any subsequent breach or be permanent or binding for the future.

12.    NOTICES

All notices hereunder shall be in writing and delivered by hand or sent by certified mail. Mail for the Company shall be addressed to its principal office located at 4724 SW Macadam Avenue, Portland, Oregon 97201. Mail for Employee shall be directed to his/her last known address.

13.    PROVISIONS SEPARATE AND SEVERABLE

The parties agree that if any provision contained in this Agreement is capable of two constructions, one of which would render the provision invalid and the other of which would render the provision valid, then such provision shall be construed so as to render it valid. The parties further agree that each and every provision of this Agreement, particularly, but not exclusively, Paragraph 8 in its entirety, is separate and severable. Accordingly, in the event any particular provision in this agreement shall be declared unenforceable by a court of competent jurisdiction, the parties agree that any and all other provisions in this Agreement shall be valid and subsisting, as though the parties had executed a further Agreement, excluding the particular provision(s) or condition(s) declared to be unenforceable.

14.    RESTRICTIONS ON ASSIGNABILITY

Employee's rights and benefits under this Agreement are personal to Employee and may not be transferred or assigned, voluntarily or involuntarily. Subject to this limitation, this Agreement shall be binding upon and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and assigns.

15.    ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto. No modification or addition hereto shall be valid except by a writing signed by the parties hereto. This Agreement maybe executed simultaneously in several counterparts, each of which shall be deemed an original, but all of this together shall constitute one and the same instrument. Employee hereby acknowledges that he/she has been provided an opportunity to consult with his/her attorney prior to executing the Agreement. Employee further acknowledges that Employee has dully read and understands this Agreement, including all the terms and provisions hereof, and by signing below, Employee acknowledges receipt of a copy of the Agreement and agrees to abide by all of the terms and conditions stated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:
/s/ Michael L. Elich Employee Signature
Michael L. Elich Employee Name (please print or type)
WITNESS: BARRETT BUSINESS SERVICES, INC.
/s/ Greg Vaughn Manager Signature
Greg Vaughn Manager Name (please print or type)

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BARRETT BUSINESS SERVICES INC. EMPLOYMENT AGREEMENT